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                                                                      EXHIBIT A3

                                 STEPHENS INC.

                                                               September 9, 1999

Special Committee of the Board of Directors
Orange-co, Inc.
2020 U.S. Highway 17 South
P.O. Box 2158
Bartow, FL 33831

Gentlemen:

     We have acted as your financial advisor in connection with the tender offer by the acquisition subsidiary (the "sub") of Reservoir Capital Partners, L.P. to acquire all the common shares of Orange-co, Inc. (the "Company"), excluding the shares held by Ben Hill Griffin, Inc., or Ben Hill Griffin III, (collectively, "the Griffin interests"), for a price of $7.00 per share, and a subsequent merger of the sub into Orange-co. Inc. (the "Transaction"). The terms and conditions of the Transaction are more fully set forth in the merger agreement.

     You have requested our opinion as to the fairness to the disinterested shareholders of the Company from a financial point of view of the consideration to be received by such shareholders in the Transaction. For purposes of this opinion, the term "disinterested shareholders" means holders of the Company's one class of publicly traded common stock (the "Common Stock") other than (1) directors of officers of the Company, (2) any holder of 10 percent or more of the outstanding shares of Common Stock (assuming the exercise of convertible securities beneficially owned by the holder) and (3) the Griffin interests and its affiliates.

     In connection with rendering our opinion we have:

          (i) analyzed certain publicly available financial statements and reports regarding the Company;

          (ii) analyzed certain internal financial statements and other financial and operating data (including financial projections) concerning the Company prepared by management of the Company;

          (iii) reviewed the reported prices and trading activity for the Common stock;

          (iv) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

          (v) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

          (vi) reviewed the merger agreement, the asset purchase agreement, the management agreement, the side agreement and related documents;

          (vii) discussed with management of the Company the operations of and future business prospects for the Company;

          (viii) analyzed the value of the Company as if it were divided into two separate entities; the processing facility and the citrus groves;

          (ix) performed such other analyses and provided such other services as we have deemed appropriate.

     We have relied on the accuracy and completeness of the information and financial data provided to us by the Company, and our opinion is based upon such information. We have inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for our opinion, recognizing that we are rendering only an informed opinion and not an appraisal or certification of value. With respect to the financial projections prepared by management of the Company, we have assumed

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that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company.

     As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and have provided investment banking services to it. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company. Stephens is receiving a fee in connection with the issuance of this fairness opinion.

     Based on the foregoing and our general experience as investment bankers, and subject to the qualifications stated herein, we are of the opinion on the date hereof that the consideration to be received by the disinterested shareholders of the Company in the Transaction is fair to them from a financial point of view.

     Neither this opinion nor its substance may be disclosed by you to anyone other than your advisors, and the Company's Board of Directors without our written permission.

     This opinion and a summary discussion of our underlying analyses and role as your financial advisor may be included in communications to the Company's shareholders provided that we approve of such disclosures prior to publication.

Very truly yours,


/s/ STEPHENS INC.
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STEPHENS INC.

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